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                                                                    EXHIBIT 2.3


                                   AGREEMENT

         THIS AGREEMENT made the day and year hereafter set forth by and between ADAIR OIL INTERNATIONAL CANADA, INC., a corporation organized and existing under the laws of the Commonwealth of the Bahamas, ("Adair") and ROBERTS OIL AND GAS, INC. a corporation organized and existing under the laws of the State of Texas, ("Roberts").

         In consideration of the covenants set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                      EXCHANGE OF ASSETS FOR CAPITAL STOCK

         1.1. Assignment of Assets. At the closing of the transactions contemplated hereunder, Adair will sell, convey and assign an undivided interest in those certain contracts for the exploration and production of oil and gas described in Exhibit A and Exhibit B attached hereto and made a part hereof (the "Contracts"). Such interest shall entitle Roberts to a five percent (5%) share in the net profits earned from the exploration and production of oil and gas from the properties referred to in the Contracts (the "Properties"), but shall not entitle Roberts to participate in the management and operation of the Properties.

         1.2. Issuance of Capital Stock. At such closing, Roberts will issue to Adair, 10,200,000 shares of its voting stock.

         1.3. Closing. The closing of the above described exchange shall take place at the offices of Roberts Oil and Gas, Inc., West Memorial Office park, 8556 Interstate Highway 10 West, Suite 106, Houston, Texas at 10:00 A.M. on Monday, June 16, 1997.

         1.4 Officer's Certificates. At the closing, Earl K. Roberts shall deliver to Adair his affidavit stating that to the best of his knowledge and belief Roberts' warranties and representations hereafter set forth are true on the closing date as though made on such day. At the closing, John w. Adair, Jalal Alghani and William A. Petty shall each deliver his affidavit stating that to best of his knowledge and belief Adair's warranties and representations hereafter set forth are true on the closing date as though made on such day.

         1.5 Purchase for Investment. The certificate evidencing the shares delivered to Adair shall bear the following legend:

         "The shares represented by this certificate have not been registered under the securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

                                   ARTICLE II

                         WARRANTIES AND REPRESENTATIONS

         2.1 Adair's /Warranties and Representations. Adair warrants and represents to Roberts as follows:

         a. Contracts. To the best knowledge and belief of Adair's officers, the Contracts are valid, existing and in full force and effect.

         b.  Assignability.  To the best knowledge and belief of



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Adair's officers, there is no prohibition against the assignment of an interest in the Contracts to Roberts by the terms of the Contracts or the laws and regulations of the governments having jurisdiction over the Contracts and Adair has the power and authority to assign such Contracts

         c. Extent of Adair's Interest. Adair intends to assign the Contracts, subject to the interest to be assigned to Roberts hereunder, to another entity in which Adair will own a fifty percent (50%) interest for the purpose of securing funds for the exploration and development of the Properties and of properties owned by Roberts.

         d. Organization. Adair is a corporation organized and existing under the laws of the Commonwealth of the Bahamas and is in good standing in such commonwealth.

         e. Authority. John W. Adair, as the Chief Executive Officer of Adair, Jalal Alghani, as its Chief Financial Officer, and William A. Petty, as its President, have been duly authorized by its Board of Directors and Shareholders to enter into this Agreement on behalf of Adair.

         f.  Financial Statements.   Adair has delivered to Roberts a copy of
its balance sheet compiled on March 18, 1997 by Rahimi, Levy & Co., Certified Public Accountants, of Santa Monica, California. To the best knowledge and belief of the officers of Adair, such balance sheet fairly presents the financial condition of Adair as of March 1, 1997 and was prepared on the basis of generally acceptable accounting principles, except that the values listed therein are based on market values and not on cost.

         g. Geophysical and Geological Reports. Every fact set forth in the documents listed below is true and correct to best knowledge and belief of Adair's officers, such document being:

         "Geophysical and Geological Report on the Alto Panama and San Pedro Blocks in Paraguay, South America for Adair International Oil Co.-Canada, Inc. by Byron R. Ayme, B.Sc. April 4, 1997", and

         "Exploration: Block 24 and Block 28, Republic of Yemen, Adair Oil International, Inc., a Subsidiary of Adair International, Inc."

         h. Share Ownership. No person owns any of the issued and outstanding shares of Adair except those persons listed on Exhibit C, each of whom owns the number of shares set forth opposite his respective name:

         i. Binding Effect. The execution and delivery by Adair to Roberts of a counterpart of this Agreement in consideration of the execution and delivery by Roberts to Adair of a counterpart of this Agreement constitutes a binding and enforceable obligation of Adair, subject to the conditions set forth herein.

         j. Purchase of Investment. Adair's acquisition of Robert's shares is being made for its own account for investment and with no present intention of resale.

         k. Securities Violations. No officer, director or shareholder of Adair has been convicted for the violations of the securities laws of the United states or is now under investigation for the violation of such securities laws,

         2.2 Robert's Warranties and Representations. Roberts warrants and represents to Adair as follows:

         a. Organization. Roberts is a corporation organized and existing under the laws of the State of Texas and is in good



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standing in such and in all other states and countries in which it engages in business. The only states or countries in which the character of the properties it owns or the nature of its business makes a licensing authority or qualification necessary are Texas and Oklahoma.

         b. Corporate Records. All of Roberts' Articles of Incorporation and Bylaws, amendments thereto, Minutes of Meetings of Roberts' Board of Directors, Unanimous Consents of its Directors, Minutes of Meetings of its Shareholders, Unanimous Consents of its Shareholders, Capital Stock Records, List of Shareholders, Forms 10-K, and other Corporate Records have been presented to Adair for inspection, are the originals or true and correct copies of such and, where applicable, represent the actions of its Directors and Shareholders. To the best knowledge and belief of Robert's officers, the facts set forth in each Form 10-K are true and correct, except that the reserve information is not current.

         c. Subsidiaries. Roberts owns no interest in the capital stock of another corporation.

         d. Capitalization. Roberts is authorized to issue 20,000,000 shares of common stock of which 10,000,000 shares have been issued and are outstanding and is authorized to issue 5,000,000 shares of preferred stock of which 600 shares have been issued and are outstanding. All of such shares are validly issued, fully paid and non-assessable. It is not authorized to issue any other classes of shares. Roberts has no outstanding subscriptions, contracts, options, warrants, or other obligations to issue, sell, or otherwise dispose of, purchase, redeem or otherwise acquire any of its shares.

         e. Authority. Earl K. Roberts, as the President of Roberts and Raymond Kerr, as its Secretary, have been duly authorized by its Board of Directors to enter into this Agreement on behalf of Roberts.

         f. Share Ownership. No persons owns more than one percent (1%) of the issued and outstanding common shares of Roberts except those persons listed on Exhibit D, each of whom owns the number of shares set forth opposite his respective name:

         g. S.E.C. Reporting. Roberts is in compliance with the reporting requirements of a "reporting company" pursuant to the Securities Act of 1933, including, without limitation, forms 10-K and 10-Q, except the financial statements included therein are unaudited.

         h. Financial Statements. Roberts has delivered to Adair copies of the financial statements included in Forms 10-K filed with the Securities and Exchanger Commission for the years ended May 31, 1996, May 31, 1995, May 31, 1994, May 31, 19993, May 31, 1992, May 31, 1991, May 31, 1990 and May 31, 1989.
Each balance sheet fairly presents the financial condition of Roberts as of the date of such balance sheet, each statement of income and surplus fairly presents the results of its operations for the period ending on the date of such statement, and all such financial statements were prepared on the basis of generally accepted accounting principles, consistently applied.

         i.  Undisclosed Liabilities.   As of the date of each balance sheet
referred to above, Roberts has no liabilities or obligations of any nature, whether accrued, absolute, contingent, or other wise, not shown on such balance sheet, Roberts is not a party to


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any contract not terminable by it at will.  Roberts is not a party to any litigation, and no such litigation is threatened or contemplated.

         j. Subsequent Changes. Since May 31, 1996, there has been no change in Robert's financial condition, assets, liabilities or business, except:

         (i) changes occurring in the ordinary course of business, none of which have a materially adverse effect on its financial conditions or business; and

         (ii) the issuance by Roberts of 6,000,000 shares of its common stock in exchange for the acquisition of the right to explore for and produce oil and gas on certain properties in Columbia.

         k. Binding Effect. The execution and delivery by Roberts to Adair of a counterpart of this Agreement in consideration of the execution and delivery by Adair to Roberts of a counterpart of this Agreement shall constitute a binding and enforceable obligation of Roberts, subject to the conditions set forth herein.

         l. Securities Violations. No officer or director of Roberts or any of its shareholders owning one percent or more of its common stock has been convicted for the violations of the securities laws of the United States or is now under investigation for the violation of such securities laws.

                                  ARTICLE III

                       CONDUCT OF BUSINESS UNTIL CLOSING

         3.1 Adair. Until the closing of the transactions contemplated hereunder, Adair will refrain from any action which would cause its warranties and representations as set forth herein to not be true on the closing date as though made on such day. However, specifically, without limitation, Adair is permitted to assign to persons other than Roberts undivided interests in the Contracts so long as they retain at least a five-percent (5%) undivided interest therein.

         3.2 Roberts. Until the closing of the transactions contemplated hereunder, Roberts will refrain from any action which would cause its warranties and representations as set forth to not be true on the closing date as though made on such day, and will conduct its business only in the ordinary course.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Adair's Obligations. Adair shall be required to perform its obligations at closing only if:

         a. Roberts' warranties and representations were true on the date of this Agreement and are true as of the closing date as though made on such day.

         b. Roberts shall have performed all of its obligations to be performed by it before the closing and shall contemporarily perform all obligations to be performed by it at the closing.

         c. Roberts shall have delivered to Adair the irrevocable proxies of its shareholders in form satisfactory to Adair, which together with the shares to be acquired by Adair pursuant to this agreement, shall entitle Adair to vote two-thirds of the commonstock of Roberts in favor of the amendment of its Articles of Incorporation.

         d. All members of the current Board of Directors of Roberts, except Earl K. Roberts, shall have resigned, and there have been elected new directors approved by Adair.



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         4.2     Roberts' Obligations.  Roberts shall be required to perform its obligations at closing only if:

         a. Adair's warranties and representations were true on the date of this Agreement and are true as of the closing date as though made on such day.

         b. Adair shall have performed all of its obligations to be performed by it before the closing and shall contemporarily perform all obligations to be performed by it at the closing.

         c. Adair shall have furnished Roberts with evidence reasonably satisfactory to it that Adair has strategic partners with sufficient financial to develop the property described in the Contracts.

         d. Adair shall have furnished Roberts with the original executed documents evidencing the Contracts and Roberts shall have determined that such contracts are reasonable satisfactory to it.

                                   ARTICLE V

                           TRANSACTIONS AFTER CLOSING

         5.1 Robert's Current Projects. After the closing, Adair will furnish to Roberts funding for the purpose of developing the projects approved by Robert's Board of Directors as constituted after the Closing.

                                   ARTICLE VI

                                     OTHER

         6.1 Effective Date. The effective date of the closing shall be deemed to be May 31, 1997.

         6.2 Survival of Representations. All warranties and representations of either party hereto shall survive the closing of the transactions contemplated hereby.

         6.3 Benefits. This Agreement shall be binding on and inure to the benefit of the successors and assigns of each of the parties hereto.

         6.4 Construction. This Agreement is to be delivered in the State of Texas, is intended to be performed in the State of Texas, and shall be construed and enforced in accordance with the laws of such state.

         6.5 Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been given if delivered or mailed, first class, postage prepaid, certified, return receipt requested, and addressed to a respective party at the address set forth below:

         If to Adair:

         Adair Oil International Canada, Inc.
         Mr. John W. Adair
         10810 East 45th Street
         Tulsa, Oklahoma  74101

         If to Roberts:

         Roberts Oil and Gas, Inc.
         Mr. Earl K. Roberts
         P.O. Box 22659
         Houston, Texas  77227-2658


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         IN WITNESS WHEREOF the parties hereto have signed this Agreement on the 30th day of May, 1997.

                                           ADAIR OIL INTERNATIONAL CANADA, INC.


                                           By
                                             ----------------------------------
                                                   John W. Adair, Chairman and
                                                   Chief Executive Officer

                                           By
                                             ----------------------------------
                                                   Jalal Alghani, Vice Chairman
                                                   and Chief Financial Officer

                                           By
                                             ----------------------------------
                                                   William A. Petty, President

                                           ROBERTS OIL AND GAS, INC.

                                           By
                                             ----------------------------------
                                                   Earl K. Roberts, President

                                           By
                                             ----------------------------------
                                                   Raymond Kerr, Secretary


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                              ADAIR'S SHAREHOLDERS

John W. Adair                                      10,000,000 shares

Jalal Alghani                                      10,000,000 shares

William A. Petty                                   10,000,000 shares


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
                                                  Roberts' Shareholders
Robert M. Burr                                              216,000
Carmina Panamericana, S.A.                                  500,000
CEDE & Co.                                                  335,666
Betty J. Crum                                               100,000
Inversiones Petroleras                                      400,000
Raymond C. Kerry                                            567,616
Key Paradise Designs, Inc.                                  100,000
Kolima Trading, Inc.                                        650,000
Pardo Investors, Inc.                                       750,000
Petroleum Exploration Services, Inc.                      1,600,000
Earl K. Roberts                                           1,050,950
Sales Development Services, Inc.                            128,744
James C. Shindler                                           484,658
Robert H. Steelhammer                                       736,018
Sun-Shine financing Development Corp.                       650,000
Terra Group, Inc.                                           500,000
Vigilant Investments, S.A.                                  750,000

         Total                                            9,519,652


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